Exhibit 99.1
Investor Relations Contact
Tim Smith, 703-854-0348

For immediate release	Media Contact

April 14, 2011	Meghan Lublin, 703-854-0299
Sunrise Senior Living Announces Intention to Offer $75 Million Junior
Subordinated Convertible Notes Due 2041
MCLEAN, VA — Sunrise Senior Living, Inc. (NYSE: SRZ) announced today that it proposes to offer $75 million principal amount of its junior subordinated convertible notes, subject to market conditions and other factors. The notes will be due in 2041 and are to be offered and sold to qualified institutional buyers. The Company also intends to grant to the initial purchasers an option, exercisable within a 30 day period, to purchase up to an additional $11.25 million principal amount of notes.
The notes will be unsecured, junior subordinated obligations of the Company, and interest will be payable semi-annually. The notes will be convertible into shares of the Company’s common stock. The interest rate, conversion rate, offering price and other terms are to be determined by negotiations among the Company and the initial purchasers.
This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not the Company will offer the notes or consummate the offering, the anticipated terms of the notes and the offering, and the anticipated use of the proceeds of the offering. The Company does not undertake any obligation, except as required by law, to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Sunrise Senior Living, Inc.’s common stock into which the notes are convertible), and shall not constitute an offer, solicitation or sale, in any jurisdiction in which such offer, solicitation or sale is unlawful.
The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.